Exhibit (h)(6)

SUPPLEMENT TO THE

SUPERVISION AND ADMINISTRATION AGREEMENT

PIMCO Variable Insurance Trust

650 Newport Center Drive

Newport Beach, California 92660

February 23, 2016

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE:    PIMCO Income Portfolio (the “Portfolio”)

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and Pacific Investment Management Company LLC (the “Administrator”) as follows:

1.

This Trust is an open-end investment company organized as a Delaware statutory trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The Portfolio is a separate investment portfolio of the Trust.

2.

The Trust and the Administrator have entered into a Supervision and Administration Agreement (the “Agreement”) dated August 11, 2008, as amended from time to time, pursuant to which the Trust has employed the Administrator to provide supervisory and administrative services to the Trust as set forth in that Agreement.

3.

As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Portfolio and the Administrator hereby acknowledges that the Agreement shall pertain to the Portfolio, the terms and conditions of such Agreement being hereby incorporated herein by reference.

4.

As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall, with respect to the Portfolio, pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the average daily value of net assets of the Portfolio during the preceding month, at the annual rate of 0.40%.

5.

The Trust and the Administrator hereby agree to amend the Agreement as of the date hereof to add the Portfolio to Appendix A and to make certain changes to Appendix A. Accordingly, the current Appendix A is replaced with the new Appendix A attached hereto.

6.

This Supplement and the Agreement shall become effective with respect to the Portfolio on February 23, 2016, and shall continue in effect with respect to the Portfolio for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Portfolio or by the Trust’s Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party. This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, on 60 days’ written notice to the Administrator or, at or after the two-year period commencing the date of its effectiveness, by the Administrator on 60 days’ written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,
PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Henrik P. Larsen
Title:	Vice President

ACCEPTED
PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow
Title:	Managing Director

APPENDIX A

(As of February 23, 2016)

Supervisory and Administrative Fee Rate (%)

Fund	Core Expenses[1]	Other Expenses	Total
PIMCO All Asset Portfolio	0.10	0.15	0.25
PIMCO All Asset All Authority Portfolio	0.10	0.15	0.25
PIMCO CommodityRealReturn® Strategy Portfolio	0.10	0.15	0.25
PIMCO Diversified Income Portfolio	0.10	0.20	0.30
PIMCO Emerging Markets Bond Portfolio	0.10	0.30	0.40
PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged)	0.10	0.40	0.50
PIMCO Foreign Bond Portfolio (Unhedged)	0.10	0.40	0.50
PIMCO Global Advantage® Strategy Bond Portfolio	0.10	0.25	0.35
PIMCO Global Bond Portfolio (Unhedged)	0.10	0.40	0.50
PIMCO Global Diversified Allocation Portfolio	0.10	0.30	0.40
PIMCO Global Multi-Asset Managed Allocation Portfolio	0.05	0.00	0.05
PIMCO Global Multi-Asset Managed Volatility Portfolio	0.05	0.00	0.05
PIMCO High Yield Bond Portfolio	0.10	0.25	0.35
PIMCO Income Portfolio	0.10	0.30	0.40
PIMCO Long-Term U.S. Government Portfolio	0.10	0.15	0.25
PIMCO Low Duration Portfolio	0.10	0.15	0.25
PIMCO Money Market Portfolio	0.10	0.10	0.20
PIMCO Real Return Portfolio	0.10	0.15	0.25
PIMCO Short-Term Portfolio	0.10	0.10	0.20
PIMCO Total Return Portfolio	0.10	0.15	0.25
PIMCO Unconstrained Bond Portfolio	0.10	0.20	0.30

[1]	Core Expenses include custody, portfolio accounting and tax preparation expenses.